 Exhibit 77(C): Submissions of Matters to a vote of security holders

A joint special meeting of shareholders of the Funds was held on December 4, 2014. The joint special meeting was held for the purpose of electing members of each Fund’s Board of Directors.  Shareholders elected the following nine (9) Trustees at the joint special meeting:

•	E. Thayer Bigelow
•	Robert B. Calhoun, Jr.
•	Eric C. Fast
•	Daria L. Foster
•	Evelyn E. Guernsey
•	Julie A. Hill
•	Franklin W. Hobbs
•	James M. McTaggart
•	James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

Lord Abbett Equity Trust
Nominee	Votes For	Votes Withheld
E. Thayer Bigelow	46,554,046.032	672,220.613
Robert B. Calhoun, Jr.	46,555,244.550	671,022.095
Eric C. Fast	46,555,244.550	671,022.095
Daria L. Foster	46,714,988.359	511,278.286
Evelyn E. Guernsey	46,714,988.359	511,278.286
Julie A. Hill	46,558,558.627	667.708.018
Franklin W. Hobbs	46,559,759.145	666,510.500
James M. McTaggart	46,559,756.145	666,510.500
James L.L. Tullis	46,559,756.145	666,510.500

No Trustee other than these elected are now in office.